UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                           Commission File No. 0-17688

                            TCC EQUIPMENT INCOME FUND
                        A California limited partnership
             (Exact name of registrant as specified in its charter)

                        650 California Street, 16th Floor
                             San Francisco, CA 94108
                                 (415) 434-0551
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      LIMITED PARTNERSHIP DEPOSITARY UNITS

              LIMITED PARTNERSHIP INTERESTS (UNDERLYING THE UNITS)
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

                                   -----------

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:



Rule 12g-4(a)(1)(i)              |X|           Rule 12h-3(b)(1)(ii)     | |
Rule 12g-4(a)(1)(ii)             | |           Rule 12h-3(b)(2)(i)      | |
Rule 12g-4(a)(2)(i)              | |           Rule 12h-3(b)(2)(ii)     | |
Rule 12g-4(a)(2)(ii)             | |           Rule 15d-6               | |
Rule 12h-3(b)(1)(i)              | |


Approximate  number of holders of record as of the certification or notice date:
None.

     Pursuant to the requirements of the Securities Exchange Act of 1934, TCC EQUIPMENT INCOME FUND, A California Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


        August 12, 2005       TCC EQUIPMENT INCOME FUND
                              A California Limited Partnership

                              By Textainer Financial Services Corporation
                              Its Managing General Partner

                              By /s/ Ernest J. Furtado
                                 _______________________________________________
                                 Ernest J. Furtado
                                 Chief Financial Officer, Senior Vice President, Secretary and Director